Exhibit 99.2

                                                             EXECUTION COPY

                              INDEMNITY AGREEMENT

          AGREEMENT dated as of September 23, 2004 (this "Agreement"), by and between Metro-Goldwyn-Mayer Inc., a Delaware corporation (the "Company"), on the one hand, and each of Kirk Kerkorian ("Kerkorian"), Tracinda Corporation, a Nevada corporation wholly owned by Kerkorian ("Tracinda"), and 250 Rodeo, Inc., a Delaware corporation wholly owned by Tracinda and Kerkorian ("Rodeo"), on the other.

                                  RECITALS

          In connection with the Agreement and Plan of Merger, dated as of September 23, 2004 (the "Merger Agreement"), by and between LOC Acquisition Company, a Delaware corporation ("Newco"), and the Company, Newco has requested that each of Tracinda and Rodeo enter into a Voting and Support Agreement (the "Voting Agreement") pursuant to which, subject to the terms of the Voting Agreement, among other things, each of Tracinda and Rodeo agrees to vote all shares of common stock of the Company beneficially owned by it in favor of the merger (the "Merger") contemplated by the Merger Agreement.

          As an inducement to Tracinda and Rodeo to enter into, and to Kerkorian to cause Tracinda and Rodeo to enter into, the Voting Agreement and thereby to facilitate the Merger, which the Board of Directors of the Company has unanimously determined is in the best interests of the stockholders of the Company, and in recognition of the substantial benefits which the Board of Directors of the Company believes will inure to the stockholders of the Company by reason of the Merger, the Board of Directors of the Company has determined to enter into this agreement.

          NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

          1. Indemnification. The Company shall hold harmless and indemnify each of Kerkorian, Tracinda and Rodeo, his or its respective successors and assigns and, in the case of each of Tracinda and Rodeo, its respective directors, officers and employees and, in the case of any of the foregoing parties that is an individual, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees (each, an "Indemnitee" and, collectively, the "Indemnitees"), against any and all claims, expenses, liabilities and losses (including, without limitation, the reasonable investigation expenses, expert witnesses' and attorneys' fees and expenses, judgments, penalties, fines, amounts paid or to be paid in settlement any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment hereunder) actually incurred by such Indemnitee (net of any related insurance proceeds or other amounts received by the Indemnitee or paid by or on behalf of the Company on the Indemnitee's behalf in compensation of such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative or in arbitration, to or in which the Indemnitee is a party or participant or is threatened to be made a party or participant (a "Proceeding"), as a plaintiff, defendant, respondent, witness or otherwise, based upon, arising from, relating to or by reason of the execution, delivery and/or performance of the Merger Agreement and/or the Voting Agreement and/or the consummation of the transactions contemplated by the foregoing agreements.

          Notwithstanding the foregoing, the Company shall not be obligated to hold harmless and indemnify an Indemnitee:

               (i) except as provided in Section 10(b) hereof, in connection with a Proceeding initiated by the Indemnitee unless such proceeding (or part thereof) was authorized by a two-thirds vote of the Board of Directors of the Company; or

               (ii) in connection with any claim to the extent that such claim arises by reason of the insolvency of the Company.

          2. Standard of Conduct. Notwithstanding any provision of this Agreement (but subject to Section 3 hereof), the indemnification provided to each Indemnitee by this Agreement shall be subject to satisfaction by the Indemnitee of the same standards of conduct, and shall be subject to the same limitations, that are applicable to indemnification of directors and officers of a Delaware corporation under Section 145 of the Delaware General Corporation Law (the "DGCL"), whether or not, but for the agreement contained in this paragraph, such standards of conduct and limitations would be applicable to the Indemnitee.

          3. Presumption. Each Indemnitee shall be presumed to be entitled to such indemnification under this Agreement upon submission of a written claim pursuant to Section 4 hereof. Thereafter, the Company shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals has expired ("Final Determination"), which is adverse to the Indemnitee and which establishes (i) that his or its acts were (a) not committed in good faith or in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or (b) with respect to a criminal action or proceeding, committed with a reasonable cause to believe his or its conduct was unlawful or (ii) that the Indemnitee in fact personally gained a financial profit or other advantage to which he or it was not legally entitled. If any Indemnitee is not wholly successful in any Proceeding but is successful on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company agrees to indemnify the Indemnitee to the maximum extent permitted by law against all losses and expenses incurred by the Indemnitee in connection with each successfully resolved claim, issue or matter. Neither the failure of the Company (including its Board of Directors, legal counsel or stockholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors, its legal counsel or its stockholders) that the Indemnitee has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The purchase, establishment or maintenance of any insurance or similar protection or other arrangements (any such insurance, protection or arrangement, an "Indemnification Arrangement") shall not in any way diminish, restrict, limit or adversely affect the rights and obligations of the Company or of any Indemnitee under this Agreement, except as expressly provided herein, and the execution and delivery of this Agreement by the Company and the Indemnitees shall not in any way diminish, restrict, limit or adversely affect any Indemnitee's right to indemnification from the Company or any other party or parties under any other Indemnification Arrangement, the Certificate of Incorporation or Bylaws of the Company, or the DGCL. Any presumption pursuant to this Section 3 that an Indemnitee is or is not entitled to indemnification shall not be deemed to broaden or limit the scope of such Indemnitee's right to indemnification as set forth in Sections 1 and 2.

          4. Claims for Payments. Each Indemnitee shall have the right to receive from the Company on demand or, at his or its option, to have the Company pay promptly on his or its behalf, in advance of a Final Determination of a Proceeding, all amounts payable by the Company pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by the Indemnitee in connection with any Proceeding or otherwise (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Company of any amount, including any Advanced Amount, pursuant to this Agreement, an Indemnitee shall submit to the Company a written request for payment (a "Claim") which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement, or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit.

          Where an Indemnitee is requesting Advanced Amounts, the Indemnitee must also provide an undertaking reasonably acceptable to the Company to repay such Advanced Amounts within thirty (30) days if a Final Determination is made that the Indemnitee is not entitled to indemnification or reimbursement hereunder.

          5. Section 16(b) Liability. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against any Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto (the "Exchange Act"), or similar provisions of any state statutory law or common law.

          6. Continuation of Indemnity. All agreements and obligations of the Company contained herein shall continue for so long as any Indemnitee shall be subject to the possibility of any Proceeding in respect of which the Indemnitee is or may be entitled to indemnification hereunder.

          7. Representations and Warranties of the Indemnitees. Each of Kerkorian, Tracinda and Rodeo represents and warrants to the Company as of the date of this Agreement that, except for this Agreement and the Voting Agreement, all contracts, arrangements, understandings or relationships (legal or otherwise) among Kerkorian, Tracinda and Rodeo or their directors and executive officers or between any of such persons and any other person with respect to any securities of the Company that are required to be disclosed under Item 6 of Schedule 13D under the Exchange Act have been disclosed in the Statement on Schedule 13D, as amended, filed by Kerkorian, Tracinda and Rodeo with the Securities and Exchange Commission.

          8. Successors; Binding Agreement. This Agreement shall be binding on, and shall inure to the benefit of and be enforceable by, each of the Company's successors and assigns and by each Indemnitee's successors and assigns and, in the case of any individual, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Company and to each Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

          9. Notification and Defense of Claim. Promptly after receipt by any Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof (which notice shall specify in reasonable detail the nature and amount of the claim (to the extent known), but the failure to so notify the Company will not relieve the Company from any liability which it may have to the Indemnitee, except to the extent that the Company is actually and materially prejudiced by the Indemnitee's failure to so notify.

          With respect to any such Proceeding, the Company will be entitled (but not obligated) to participate in and/or assume the defense of the Proceeding. If the Company assumes such defense, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by the Company, at the Indemnitee's own expense; provided, however, that such Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of the Company if, (i) requested by the Company to employ separate counsel or (ii) in the opinion of counsel to the Indemnitee (which counsel shall be reasonably satisfactory to the Company), there are potential defenses available to the Indemnitee that are materially in conflict with those available to the Company, provided that the Company shall not be responsible for the fees and expenses of more than one firm of separate counsel for the Indemnitees in connection with any Proceeding in the same jurisdiction, in addition to any local counsel, unless the Company otherwise consents or a conflict of interest requires separate counsel for particular Indemnitees. If the Company fails to assume the defense of such Proceeding within thirty (30) days after the receipt of an Indemnity Notice, the Indemnitee (upon delivering written notice to such effect to the Company) shall have the right to undertake, at the Company's cost and expense, the defense, compromise or settlement of such Claim; provided, however, that the Indemnitee shall not enter into any such compromise or settlement without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). In the event the Company assumes the defense of the Proceeding, the Company will keep the Indemnitee reasonably informed of the progress of any such defense, compromise or settlement. The Company shall not, except with the written consent of the Indemnitee (which consent may be withheld in the Indemnitee's sole and absolute discretion), consent to the entry of a judgment or enter into a settlement of any Proceeding other than a judgment or settlement (i) involving only the payment of money which the Company is required to pay to or on behalf of the Indemnitee pursuant to the indemnification provisions of this Agreement and (ii) that includes an unconditional release of the Indemnitee with respect to the Proceeding.

          10. Enforcement. (a) The Company has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Tracinda and Rodeo to enter into, and to induce Kerkorian to cause Tracinda and Rodeo to enter into, the Voting Agreement and thereby to facilitate the Merger and acknowledges that the Indemnitees are relying upon this Agreement in entering into the Voting Agreement.

          (b) All expenses incurred by any Indemnitee in connection with the preparation and submission of a request for indemnification hereunder shall be borne by the Company. In the event any Indemnitee has requested payment of any amount under this Agreement and has not received payment thereof within thirty (30) days of such request, the Indemnitee may bring any action to enforce rights or collect moneys due under this Agreement, and, if the Indemnitee is successful in such action, the Company shall reimburse the Indemnitee for all of the Indemnitee's fees and expenses in bringing and pursuing such action. If it is determined that the Indemnitee is entitled to indemnification for part (but not all) of the indemnification so requested, expenses incurred in seeking enforcement of such partial indemnification shall be reasonably prorated among the claims, issues or matters for which the Indemnitee is entitled to indemnification for claims, issues or matter for which the Indemnitee is not so entitled. The Indemnitee shall be entitled to the advancement of such amounts to the full extent contemplated by Section 4 hereof in connection with such Proceeding.

          11. Separability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any sections or subsections of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of any section or subsections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable shall be construed so as to give effect to the intent of the parties that the Indemnitors (or any of them) provide protection to the Indemnitee to the fullest extent enforceable.

          12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged except by an instrument in writing executed by or on behalf of each party sought to be bound thereby. No waiver by any party at any time of any breach by another party of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Federal courts of the United States located in the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York; provided, further, that if (and only after) both the Federal courts of the United States located in the State of Delaware and the United States District Court for the Southern District of New York determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Chancery Court of the State of Delaware. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 13. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transactions provided for herein.

          13. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:


      If to any Indemnitee:    c/o Tracinda Corporation
                               150 South Rodeo Drive
                               Suite 250
                               Beverly Hills, CA 90212
                               Attn:  General Counsel

      If to the Company:       Metro-Goldwyn-Mayer Inc.
                               Fourteenth Floor
                               10250 Constellation Boulevard
                               Los Angeles, CA  90067
                               Attn: Secretary

or to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          15. Effectiveness. This Agreement shall be effective as of the day and year first above written.

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          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                       METRO-GOLDWYN-MAYER INC.


                                       By:   /s/ Jay Rakow
                                          --------------------------------------
                                          Name:  Jay Rakow
                                          Title: Senior Executive Vice President
                                                   and General Counsel

                                       TRACINDA CORPORATION



                                       By:   /s/ Anthony L. Mandekic
                                          --------------------------------------
                                          Name:  Anthony L. Mandekic
                                          Title: Secretary/Treasurer


                                       250 RODEO, INC.



                                       By:   /s/ Anthony L. Mandekic
                                          --------------------------------------
                                          Name:  Anthony L. Mandekic
                                          Title: Secretary/Treasurer


                                             /s/ Kirk Kerkorian
                                          --------------------------------------
                                          KIRK KERKORIAN



          The undersigned hereby agrees, assuming the consummation of the Merger, to cause the surviving corporation in the Merger to honor and perform its obligations under this Agreement.



                                       LOC ACQUISITION COMPANY


                                       By:   /s/ Michael Dominguez
                                          --------------------------------------
                                          Name:  Michael Dominguez
                                          Title: Chairman of the Board